                                                                      EXHIBIT 12

                 CASE CORPORATION AND CONSOLIDATED SUBSIDIARIES
                                      AND
                  THE FARM AND CONSTRUCTION EQUIPMENT BUSINESS
                                OF TENNECO INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            AND PREFERRED DIVIDENDS
                             (DOLLARS IN MILLIONS)

                                                               YEARS ENDED
                                                               DECEMBER 31,
                                                              ----------------
                                                              1996  1995  1994
                                                              ----  ----  ----
Net Income................................................... $316  $337  $131
Add:
  Interest...................................................  160   174   160
  Amortization of capitalized debt expense...................    4     6   --
  Portion of rentals representative of interest factor.......   12    12    11
  Income tax expense and other taxes on income...............  185    81    93
  Fixed charges of unconsolidated subsidiaries...............    3     2     2
  Extraordinary loss (net of taxes)..........................   33   --      5
  Cumulative effect of change in accounting principles (net
   of taxes).................................................  --      9    29
                                                              ----  ----  ----
    Earnings as defined...................................... $713  $621  $431
                                                              ====  ====  ====
Interest..................................................... $160  $174  $160
Interest capitalized.........................................    1     2     3
Amortization of capitalized debt expense.....................    4     6   --
Portion of rentals representative of interest factor.........   12    12    11
Fixed charges of unconsolidated subsidiaries.................    3     2     2
                                                              ----  ----  ----
    Fixed charges as defined................................. $180  $196  $176
                                                              ====  ====  ====
Preferred dividends:
  Amount declared............................................ $  7  $  7  $  3
  Gross-up to pre-tax based on 35%, 19% and 36% effective
   rates, respectively....................................... $ 11  $  9  $  5
Ratio of earnings to fixed charges and preferred dividends... 3.73x 3.03x 2.38x
                                                              ====  ====  ====